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Exhibit 21

List of Subsidiaries

                                      State/Country            Percentage Ownership
Name                                 of Incorporation          as of July 31, 1999
----                                 ----------------          -------------------
1.  Equidyne Systems, inc.              California                    100%

2.  Dynamic Dental Systems, Inc.        Georgia                       100%

3.  Rosch GmbH Medizintechnik           Germany                        75%
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